UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 25, 2013

Pendrell Corporation

(Exact name of registrant as specified in its charter)

WASHINGTON	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Carillon Point

Kirkland, Washington 98033

(Address of principal executive offices) (Zip code)

(425) 278-7100

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2013, Thomas J. Neary announced that he was resigning effective March 8, 2013 from his position as Vice President and Chief Financial Officer of Pendrell Corporation (“Pendrell”). David H. Rinn has been appointed Vice President and Chief Financial Officer of Pendrell, effective March 11, 2013. Mr. Rinn will also serve as Pendrell’s principal financial and accounting officer.

Mr. Rinn, age 49, is a seasoned financial and corporate development executive with expertise in technology and internet firms, serving most recently as Senior Vice President, Strategy and Corporate Development of Ancestry.com Inc. from January 2009 to May 2011 and as Chief Financial Officer from June 2004 to January 2009. Before joining Ancestry.com, Mr. Rinn held a number of leadership roles at Microsoft Corporation over 11 years, including CFO of the Mobile and Embedded Division, CFO and board member of HomeAdvisor Technologies, Inc. (a majority-owned subsidiary of Microsoft), Senior Director and Controller of Product Group Finance, and Director of Corporate Development. Mr. Rinn began his professional career with Morgan Stanley as an analyst and associate in the Investment Banking Division. Mr. Rinn holds an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles and a B.A. cum laude from Vassar College.

Mr. Rinn will be paid an annual base salary of $350,000 and will be eligible to earn a target annual discretionary bonus of 50% of his annual base salary based on performance criteria established by the Compensation Committee of Pendrell’s Board of Directors. Mr. Rinn will also receive options to purchase 600,000 shares (the “Options) of Pendrell’s Class A common stock (the “Common Stock”) having an exercise price equal to the closing price of the Common Stock on the date the Options are granted, and 200,000 time-based restricted stock units (the “RSUs”). The Options and RSUs will each vest over a four-year period, with 25% vesting on each of the first, second, third, and fourth anniversaries of the grant date.

Mr. Rinn will receive an additional 300,000 performance-based restricted stock units (“PRSUs”), of which 37,500 will vest when both of the following have occurred: (i) the average closing price of the Common Stock, measured over a 20-day trading period, has reached or exceeded $3.00 per share (the “$3.00 Price Trigger”), and (ii) an anniversary of the grant date has occurred. An additional 37,500 PRSUs will vest when both the $3.00 Price Trigger and a subsequent anniversary of the grant date have occurred, such that 150,000 PRSUs will be vested after both the $3.00 Price Trigger and the fourth anniversary of the grant date have occurred. If the $3.00 Price Trigger is not achieved by the fifth anniversary of the grant date, then none of the PRSUs will vest.

The remaining 150,000 PRSUs will vest as follows: 37,500 will vest when both of the following have occurred: (i) the average closing price of the Common Stock, measured over a 20-day trading period, has reached or exceeded $6.00 per share (the “6.00 Price Trigger”), and (ii) an anniversary of the grant date has occurred. An additional 37,500 PRSUs will vest when both the $6.00 Price Trigger and a subsequent anniversary of the grant date have occurred, such that all PRSUs will be vested after both the $6.00 Price Trigger and the fourth anniversary of the grant date have occurred. If the $6.00 Price Trigger is not achieved by the fifth anniversary of the grant date, then none of the PRSUs that are conditioned on the $6.00 Price Trigger will vest.

The Options, RSUs and PRSUs will have a grant date of March 15, 2013 and will be subject to the terms and conditions of the Pendrell Corporation 2012 Equity Incentive Plan and the respective award agreements.

Mr. Rinn will also be eligible to participate in Pendrell’s standard employee benefit programs.

The foregoing description of the terms of Mr. Rinn’s employment with Pendrell is qualified in its entirety by reference to the employment letter agreement between Pendrell and Mr. Rinn, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. Pendrell also intends to enter into its standard form of indemnification agreement with Mr. Rinn, which is filed as Exhibit 10.1 to Pendrell’s Current Report on Form 8-K filed on November 15, 2012 and is incorporated herein by reference.

In connection with Mr. Neary’s resignation, Pendrell and Mr. Neary entered into a Severance and Release Agreement (the “Agreement”). Pursuant to the Agreement, Mr. Neary will continue as a full-time, non-executive employee of Pendrell from March 9, 2013 through March 31, 2013 at his current salary. Mr. Neary has also agreed to provide part-time consulting services to Pendrell at his current salary from April 1, 2013 through May 31, 2013, and at a rate of $10,416.68 per month from June 1, 2013 to August 31, 2013. The performance-based restricted shares granted to Mr. Neary on July 21, 2011 and the performance-based restricted stock units granted to Mr. Neary on August 24, 2012 will be canceled on May 31, 2013, unless they vest prior to that date. In exchange for the payments and benefits promised to Mr. Neary under the Agreement, Mr. Neary waived and released all claims against Pendrell and will be subject to certain confidentiality, non-solicit and non-competition obligations. A copy of the Agreement will be filed as an exhibit to Pendrell’s Form 10-Q for the quarter ended March 31, 2013.

On March 1, 2013, Pendrell issued a press release announcing Mr. Rinn’s appointment as its Vice President and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Letter Agreement dated February 25, 2013 between Pendrell Corporation and David H. Rinn

99.1	Press Release issued by Pendrell Corporation dated March 1, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENDRELL CORPORATION

By:	/s/ Robert S. Jaffe
Robert S. Jaffe
Vice President, General Counsel and Corporate Secretary

Dated: March 1, 2013